Exhibit 10.3

INVESTMENT TECHNOLOGY GROUP, INC.

AMENDED AND RESTATED RESTRICTED SHARE AGREEMENT

THIS AMENDED AND RESTATED RESTRICTED SHARE AGREEMENT (this “Agreement”), dated as of August 6, 2008 by and between Investment Technology Group, Inc. (the “Company”), a Delaware corporation, and Robert C. Gasser (the “Employee”).

WHEREAS, this Restricted Share Award was previously awarded to the Employee under the Company’s 1994 Stock Option and Long-Term Incentive Plan, as Amended and Restated (the “Plan”) in satisfaction of the Company’s obligations under the employment agreement by and between the Company and the Employee originally dated September 15, 2006 and amended and restated effective August 6, 2008 (the “Employment Agreement”), subject to stockholder approval of the performance goals set for the award.

WHEREAS, the stockholders approved the performance goals set for the award on May 8, 2007.

WHEREAS, the Company and the Employee desire to amend and restate this Agreement to provide that payments due to the Employee under this Agreement upon the Employee’s termination of employment will be compliant with the applicable requirements of section 409A of the Code (as defined below) and the regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

1.                                      Award of Restricted Shares.  Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, on October 4, 2006 (the “Date of Grant”), the Employee was awarded 31,250 Restricted Shares (the “Award”), which number of Restricted Shares represents 6,250 Restricted Shares for the period October 4, 2006 through December 31, 2006 and 25,000 Restricted Shares for the 2007 calendar year, subject to the terms and conditions of this Agreement, the Plan and approval by the Company’s stockholders of the performance goals set for the Award.  The stockholders of the Company approved the performance goals set for the Award on May 8, 2007.  Capitalized terms used herein and not defined shall have the meanings set forth in the Plan.  Except as otherwise expressly provided herein, in the event of any conflict between this Agreement and the Plan, the Plan shall control.

2.                                      Terms and Conditions.  It is understood and agreed that this Award is subject to the following terms and conditions:

(a)                               Vesting and Payment of Award.  Subject to Sections 2(b), 2(c) and 2(d) below and the other terms and conditions of this Agreement, the Restricted Shares shall vest and be paid on the dates set forth on Exhibit A; provided that the performance goal set forth on Exhibit A has been achieved and the Employee has not incurred a Termination of Service as of the applicable dates set forth on Exhibit A.  On the date the Restricted Shares vest and are paid in accordance with Exhibit A, the Employee shall be paid one share of Common Stock for each Restricted Share that becomes payable in accordance with Exhibit A.

(b)                               Termination Prior to a Change in Control.  Notwithstanding Section 2(a) above and subject to Section 2(d) below, in the event the Employee incurs a Termination of Service for Good Reason (as defined in the Employment Agreement) or not for Cause (as defined in the Employment Agreement) prior to a Change in Control (as defined in the Employment Agreement) (for purposes of this Agreement, “Change in Control”), the Restricted Shares shall continue to vest and be paid as if (i) the performance goal set forth in Exhibit A has been achieved and (ii) Employee remained employed by the Company through the first anniversary of the date of his Termination of Service; provided that the Employee executes (and does not revoke) a Release (as defined in the Employment Agreement).

(c)                                Change in Control; Death or Disability.  Notwithstanding Section 2(a) above, the Restricted Shares shall become immediately vested (as if the performance goal set forth in Exhibit A has been achieved) and paid in full within thirty (30) days following (i) a Change in Control, (ii) the Employee’s Termination of Service due to the Employee’s Permanent Disability (as defined in the Employment Agreement) or (iii) the Employee’s death.  Notwithstanding the foregoing, payment shall only be made in accordance with (A) clause (i) of the preceding sentence if the transaction constituting a Change in Control under this Agreement is also a “change in control event” within the meaning of such term under Treas. Reg. section 1.409A-3(i)(5) and (B) clause (ii) of the preceding sentence if the Employee’s Permanent Disability would cause the Employee to be considered “disabled” within the meaning of such term under Treas. Reg. section 1.409A-3(i)(4).

(d)                               409A Six-Month Delay.  Notwithstanding any provision of this Agreement to the contrary, if, at the time of the Employee’s Termination of Service, the Company has securities which are publicly traded on an established securities market and the Employee is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments otherwise payable pursuant to this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments hereunder (without any reduction in such payments ultimately paid or provided to the Employee), until the first business day following the date that is six months following the Employee’s “separation of service” with the Company (within the meaning of such term under Code Section 409A).  If any payments are postponed due to such requirements, such amounts will be paid to the Employee in a lump sum on the first payroll date that occurs after the date that is six months following the Employee’s “separation of service” with the Company.  If the Employee dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Employee’ s estate within sixty (60) days after the date of the Employee’s death.

(e)                                Other Termination; Forfeiture of Unvested Award.  Except as otherwise provided in this Section 2, in the event of Termination of Service of the Employee prior to the date the Award otherwise becomes vested, the Award shall immediately be forfeited by the Employee and become the property of the Company.

(f)                                 Certificates.  Upon the vesting and payment of Restricted Shares pursuant to Section 2 hereof and the satisfaction of any withholding tax liability pursuant to Section 5 hereof, the certificates evidencing such Common Stock shall be delivered to the Employee or other evidence of issuance of Common Stock shall be provided to the Employee.

(g)                                Rights of a Stockholder.  Prior to the time a Restricted Share is vested and paid hereunder, the Employee shall have no right to transfer, pledge, hypothecate or otherwise encumber such Restricted Share, nor shall the Employee shall have any other rights of a stockholder, including, but not limited to, the right to vote and to receive dividends (subject to Section 2(a) hereof) at the time paid on such Restricted Shares.  Dividends declared and paid prior to the time a Restricted Share vests and is paid shall accumulate and be reinvested in additional Restricted Shares that vest and are paid according to the same schedule as the Restricted Shares to which they relate.

(h)                               No Right to Continued Employment.  This Award shall not confer upon the Employee any right with respect to continuance of employment by the Company nor shall this Award interfere with the right of the Company to terminate the Employee’s employment at any time.

(i)                                   Termination of Service.  “Termination of Service” means the Employee’s “separation from service” (within the meaning of such term under section 409A of the Code and the regulations promulgated thereunder) with the Company and its subsidiaries.  An employee employed by a subsidiary of the Company shall be deemed to incur a Termination of Service if the subsidiary of the Company ceases to be such a subsidiary and the employee does not immediately thereafter become an employee of the Company or another subsidiary of the Company.  Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its subsidiaries shall not be considered a Termination of Service.

(j)                                  Adjustments.  If any event described in Section 5.5 of the Plan occurs, the Committee shall be required to make appropriate adjustment in accordance with the terms of Section 5.5.

3.                                      Transfer of Common Stock.  The Common Stock to be paid hereunder, or any interest therein, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof.

4.                                      Expenses of Issuance of Common Stock.  The issuance of stock certificates hereunder shall be without charge to the Employee.  The Company shall pay, and indemnify the Employee from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the issuance of Common Stock.

5.                                      Withholding.  No later than the date of vesting and payment of the Award granted hereunder, the Employee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld at such time with respect to such Award and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Employee, federal, state and local taxes of any kind required by law to be withheld at such time.  The Employee may elect to have the Company withhold Common Stock or any dividend equivalents to pay any applicable withholding taxes resulting from the Award, in accordance with any rules or regulations of the Committee then in effect.

6.                                      References.  References herein to rights and obligations of the Employee shall apply, where appropriate, to the Employee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

7.                                      Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Investment Technology Group, Inc.
380 Madison Avenue

New York, NY 10017

Attn.: General Counsel

If to the Employee:

At the Employee’s most recent address shown on the Company’s corporate records, or at any other address at which the Employee may specify in a notice delivered to the Company in the manner set forth herein.

8.                                      Costs.  In any action at law or in equity to enforce any of the provisions or rights under this Agreement, including any arbitration proceedings to enforce such provisions or rights, the unsuccessful party to such litigation or arbitration, as determined by the court in a final judgment or decree, or by the panel of arbitrators in its award, shall pay the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred by the successful party or parties (including without limitation costs, expenses and fees on any appeals), and if the successful party recovers judgment in any such action or proceeding such costs, expenses and attorneys’ fees shall be included as part of the judgment.

9.                                      Further Assurances.  The Employee agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities laws.

10.                               Counterparts.  For convenience, this Agreement may be executed in any number of identical counterparts, each of which shall be deemed a complete original in itself and may be introduced in evidence or used for any other purposes without the production of any other counterparts.

11.                               Governing Law.  This Agreement shall be construed and enforced in accordance with Section 10 of the Plan.

12.                               Entire Agreement.  This Agreement, together with the Plan, sets forth the entire agreement between the parties with reference to the subject matter hereof, and there are no agreements, understandings, warranties, or representations, written, express, or implied, between them with respect to the Award other than as set forth herein or therein, all prior agreements, promises, representations and understandings relative thereto being herein merged.

13.                               Amendment; Waiver.  This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.  Any such written instrument must be approved by the Committee to be effective as against the Company.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

14.                               Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.                               Application of Section 409A.  This Agreement is intended to comply with the applicable requirements of section 409A of the Code and the regulations promulgated thereunder, and shall be administered in accordance with section 409A of the Code.  Notwithstanding any provision of this Agreement to the contrary, payments made under this Agreement may only be made in a manner and upon an event permitted by section 409A of the

Code and all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under section 409A of the Code).  To the extent that any provision of this Agreement would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.  In no event shall the Employee, directly or indirectly, designate the calendar year of payment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Grant Agreement as of the date first above written.

INVESTMENT TECHNOLOGY GROUP, INC.

By:	/s/ Maureen O’Hara
Name:	Maureen O’Hara
Title:	Chairperson of the Board of Directors

I hereby accept the Stock Unit Grant described in this Grant Agreement, and I agree to be bound by the terms of the Plan and this Grant Agreement.  I hereby further agree that all the decisions and determinations of the Committee shall be final and binding.

/s/ Robert C. Gasser
Robert C. Gasser